Exhibit 1

FOURTH AMENDMENT TO
RIGHTS AGREEMENT

This FOURTH AMENDMENT TO RIGHTS AGREEMENT (the “Agreement”) is entered into as of May 1, 2003, by and between Samsonite Corporation, a Delaware corporation (the “Company”), and Equiserve Trust Company, N.A., a national banking association (the “Rights Agent”).

BACKGROUND

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of May 12, 1998, as amended on April 7, 1999, as further amended on July 13, 1999, and as further amended on September 27, 1999 (as so amended, the “Original Agreement”);

WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Original Agreement);

WHEREAS, pursuant to Section 26 of the Original Agreement, the parties hereto have agreed to amend certain provisions of the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound, the parties hereto agree that the Original Agreement is hereby amended as follows:

SECTION 1.  Defined Terms.  Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Original Agreement.

SECTION 2.  Amendments.  The parties hereto hereby consent and agree to amend the Original Agreement as follows:

Amendment to Definition of “Acquiring Person”.  Section 1(a) of the Original Agreement is hereby amended to add the following sentence after the last sentence thereof:  “Notwithstanding the foregoing, neither ACOF Management, L.P. (“Ares”), Bain Capital (Europe) LLC, (“Bain”), Ontario Teachers Pension Plan Board (“Ontario”), any other person who may be or become a party to the Recapitalization Agreement, dated as of May 1, 2003 by and among the Company, Ares, Bain and Ontario (as the same may be amended from time to time, the “Recapitalization Agreement”) or any voting, stockholder or other agreement referred to therein (collectively, the “Ancillary Agreements”), nor any of their respective Affiliates shall become an Acquiring Person and neither a Stock Acquisition Date, a Section 11(a)(ii) Event, a Section 13 Event nor a Triggering Event shall be deemed to occur, in any instance, as a result of (x) the execution by any of them of the Recapitalization Agreement and/or any of the Ancillary Agreements or (y) any of  the transactions contemplated by the Recapitalization Agreement and/or any of the Ancillary Agreements which are consummated or otherwise effected pursuant to the terms of the Recapitalization Agreement and/or any of the Ancillary Agreements.”

Amendment to Section 7(a).  Section 7(a) of the Original Agreement is hereby amended by deleting the word “or” immediately preceding clause (ii), by deleting the entire text following the word “hereof” in clause (ii) and by adding the following at the end of clause (ii): “or (iii) on the Closing Date (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).  For purposes of clause (iii) above, “Closing Date” shall have the meaning set forth in the Recapitalization Agreement.”

Amendment to Section 21.  Section 21 of the Original Agreement is hereby amended to add the following sentence after the first sentence thereof:  “In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”

Addition of Section 34.  The following section is hereby added after Section 33 of the Original Agreement:  “Section 34.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of  computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

Except as otherwise specified above, there is no amendment of any other term, condition or provision of the Original Agreement all of which are hereby ratified and confirmed by the Company.

SECTION 3.  Counterparts.  This Agreement (a) may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument, (b) shall be effective only in this specific instance for the specific purpose set forth herein, and (c) does not allow any other or further departure from the terms of the Original Agreement, which terms shall continue in full force and effect.  All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

SECTION 4.  Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first written above.

SAMSONITE CORPORATION

By:	/s/ Richard H. Wiley
	Name:	Richard H. Wiley
	Title:	Chief Financial Officer

EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Katherine Anderson
	Name:	Katherine Anderson
	Title:	Managing Director